EXHIBIT 99.1

Montana Tunnels Mine Update

Denver, Colorado - Oct. 22, 2008 - Apollo Gold Corporation (“Apollo” or “we”) (TSX: APG)(AMEX: AGT), which operates the Montana Tunnels mine (“Mine”), a 50% joint venture with Elkhorn Tunnels, LLC (“Elkhorn Tunnels”), wishes to announce that, as at the end of November 2008, it will have completed mining of ore from the Montana Tunnels open pit operation as permitted by its current “L Pit” permit. Upon completion of ore mining at the Mine, we anticipate that we will have a stockpile of over two million tons of ore, which we believe is sufficient feed for the Montana Tunnels mill to continue to produce zinc-gold and lead-gold concentrates for approximately five more months. When mining operations at the L Pit cease at the end of November 2008, we expect that approximately 100 of the Mine’s 200 employees will be given a 60 day notice of the termination of their employment in compliance with the U.S. Department of Labor’s Worker Adjustment and Retraining Notification Act (the “WARN Act”).

We have applied for a permit to expand the current pit, which expansion plan we refer to as the “M Pit project,” and are awaiting approval from the Montana Department of Environmental Quality and Bureau of Land Management.

The M Pit permit would allow us to begin a 12 month pre-stripping program that would cost approximately $70 million, during which time no ore would be produced. Apollo is not currently engaged in discussions with financing sources for its $35 million share of the financing costs. Apollo and its joint venture partner at the Mine, Elkhorn Tunnels, have not yet made a production decision on the M Pit project and such decision will depend, among other things, on the following factors:

(a)	Receipt of the M Pit permit to allow mining;
(b)	Securing financing for the $70 million; and
(c)	Prices of gold, silver, lead and zinc and available smelter terms.

The decision to proceed with the M Pit project must be agreed to by both Apollo and Elkhorn Tunnels.

R. David Russell, President and CEO of Apollo, said “If we are able to secure the necessary M Pit permit, both Apollo and its joint venture partner, Elkhorn Tunnels, will be considering the key factors outlined above when determining whether to proceed with the M Pit project. However, with the current financial crisis, a falling metal price market and therefore the difficulty in obtaining the required $70 million in financing, very serious consideration must be given to the economic viability of the M Pit and, therefore, at this point in time we can provide no assurance that there will be any expansion of the Montana Tunnels open pit mine.”

Apollo expects to update the market on progress at its Black Fox project within a week.

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels Mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:

Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217	Toll Free: 1-877-465-3484
E-mail: info@apollogold.com	Website: www.apollogold.com

FORWARD-LOOKING STATEMENTS

This press release includes “Forward-Looking Statements” within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “continue,” or the negative of such terms, or other comparable terminology. All statements regarding the completion of ore mining at the Montana Tunnels mine, the amount of stockpiled ore upon cessation of mining, the amount of time required to process such stockpile, future notices to employees at the Montana Tunnels mine, the receipt of permits for the M Pit project, the availability and cost of obtaining financing for the M Pit expansion, the willingness of Elkhorn Tunnels to proceed with the M Pit project, costs of cessation of mining, and the cost and amount of time required to conduct the pre-stripping program prior to production of ore at the M Pit are forward-looking statements that involve various risks and uncertainties. Important factors that could cause actual results to differ materially from these forward-looking statements include: the availability and cost of financing, future price of metals, future smelter terms, and delays in obtaining the required permits and other factors disclosed under the heading “Risk Factors” and elsewhere in Apollo documents filed from time to time with the Toronto Stock Exchange, The American Stock Exchange, The United States Securities and Exchange Commission and other regulatory authorities. Reference should be made to the most recent Annual Information Forms and Annual Reports on Form 10-K of Apollo Gold for a discussion of the risks and uncertainties impacting on Apollo Gold, which are available at www.sedar.com and www.sec.gov. All forward-looking statements included in this press release are based on information available to Apollo on the date hereof. Apollo assumes no obligation to update any forward-looking statements.